Exhibit 99.1
FOR RELEASE: February 26, 2009
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS FOURTH QUARTER AND YEAR-END EARNINGS
Posts 9th straight year of net income growth
18th dividend increase in last 17 years
BRYN MAWR, PA, February 26, 2009 — Aqua America, Inc. (NYSE: WTR) today reported results for the year and quarter ending December 31, 2008. Revenues in 2008 rose 4 percent to $627 million from $602 million in 2007. Net income for the full year 2008 rose to $97.9 million from $95 million in 2007. Corresponding diluted earnings per share for the year were $0.73, compared to $0.71 for 2007 on 1 percent more shares outstanding.
Revenues for the quarter ended December 31, 2008 were $160 million compared to $149 million in the same period of 2007, an increase of 7 percent. Net income for the quarter rose to $25.7 million from $24.9 million in the same quarter 2007, an increase of 3 percent. There were three non-operating gains in the fourth quarter of 2007 from the sale of a water system, a land sale and a stock investment totaling $2.4 million after tax (or approximately $0.02 of EPS).
The December 1, 2008 dividend was increased 8 percent to $0.135 per share. This was the eighteenth dividend increase in the last 17 years. On February 2, 2009, the Board of Directors declared a quarterly cash dividend payment of $0.135 per share payable on March 1, 2009, to all shareholders of record on February 17, 2009. Aqua has paid a consecutive quarterly dividend for more than 60 years.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “Our financial performance in this difficult economic environment, especially the second half of 2008, is a reflection of our focus on completing key rate cases over the past year to begin to recover a fair return on investments Aqua has made to improve its water and wastewater systems. The 2008 rate relief efforts, which yielded nearly $60 million of annualized awards, are alleviating the regulatory lag experienced in 2007 and early 2008, and should continue to positively impact financial results in 2009.”
The company still has $20 million of rate cases pending that are expected to be decided in the next few months. These include statewide rate cases in North Carolina and Florida that are expected to recover a return on investments made since the acquisitions of these systems in 2003 and 2004. Other company subsidiaries are expected to seek additional rate relief in 2009 of approximately $70 million, driven chiefly by the need to recover previous capital (infrastructure) investments and those continuing in 2009.

The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.
In 2008, the company invested $267.4 million in infrastructure improvements as part of its capital investment program. DeBenedictis said, “Capital expenditures in 2008 were focused on upgrades to our distribution network, including pipe replacement projects and plant upgrades to enhance water quality and service reliability for our customers.” The company plans to invest $280 million in 2009.
During 2008, operations and maintenance expenses rose 3.6 percent while depreciation and amortization increased 7.1 percent compared to the same period in 2007. Operating expenses for the year were positively affected by a gain of $4.1 million from the sale of underperforming systems consistent with the company’s pruning strategy, and partially offset by $2.7 million of one-time non-cash charges related to the need to align the company’s records with the initial rate requests in our newer Southern divisions. DeBenedictis added, “I am pleased to report that management was able to limit operating expense growth despite increases in employee benefits, fuel, bad debt and water production costs.”
In December, Aqua Pennsylvania, the company’s largest subsidiary, completed an issuance of $22 million of tax-free First Mortgage bonds, which had been approved by the Pennsylvania Economic Development Financing Authority (PEDFA). Standard and Poor’s assigned its ‘AA-’ secured debt rating and ‘1+’ recovery rating to this debt offering, which Standard and Poor’s equates to the highest expectation of full recovery of principal. Aqua was also able to renew $108 million of short-term lines at the height of the credit crisis in the quarter. The company currently has $75 million available on its credit lines which are used to fund day-to-day operations.
DeBenedictis said, “Aqua’s ability to renew credit lines and issue debt during this difficult economic period is a reflection of the strength of the company’s credit ratings and balance sheet, which allow the company to continue its infrastructure rebuilding program. I am pleased that we can continue to finance infrastructure projects to improve water quality and reliability, while benefiting local economies in these difficult times.”
In 2008, Aqua continued to expand its operations and completed nine acquisitions of systems that provide water or wastewater service to a total of approximately 10,000 customers representing 1.1 percent growth. These acquisitions show the company’s continued commitment to its growth-through-acquisition model. Organic growth slowed to .9 percent or approximately 8,700 customers in 2008, down from 1.2 percent of customers in 2007 due to the national housing decline. During 2008, the company also disposed of utility systems that were underperforming or not strategically positioned, representing more than 22,000 customers under its pruning policy.
DeBenedictis said, “I am pleased with our earnings growth in 2008, which I expect to continue in 2009 as the impact of rate awards received in the second half of 2008 are realized, new awards are granted, and the customer base grows. The company is also positioned to potentially benefit from Washington’s current economic recovery plans through increased access to low interest financing, expanded tax-free debt issuance programs and continued tax relief due to accelerated depreciation.”
In January, the company received approval from PEDFA to issue an additional $58 million of tax-free debt in 2009. The company also recently received $3.3 million of low interest financing from Pennsylvania’s PENNVEST program. “These lower cost financings will assist the company in funding its capital investment program, enhancing service for our customers while helping ameliorate future rate increases,” DeBenedictis added.

Aqua America’s conference call with financial analysts will take place on Friday, February 27, 2009 at 11:00 a.m. Eastern Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 27, 2009 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 2731243). For international callers, dial 719.457.0820 (pass code 2731243).
Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri and South Carolina. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the timing and impact of pending rate cases, the company’s plans to file future rate increases, the amount of and ability to finance future capital spending by the company, the company’s commitment to its business model, the effects of our capital investments on water quality and service to our customers, the expected growth of future earnings, and the company’s potential to benefit from economic recovery plans. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following table shows selected operating data for the quarter and year ended December 31, 2008 and 2007 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.

	(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating revenues	$159,840	$149,083	$626,972	$602,499

Net income	$25,665	$24,911	$97,918	$95,014

Basic net income per common share	$0.19	$0.19	$0.73	$0.72
Diluted net income per common share	$0.19	$0.19	$0.73	$0.71

Average common shares outstanding:
Basic	135,161	133,227	134,302	132,814
Diluted	135,586	133,993	134,705	133,602

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating revenues	$159,840	$149,083	$626,972	$602,499

Cost & expenses:
Operations and maintenance	65,929	62,394	262,122	253,092
Depreciation	23,876	21,521	88,785	83,178
Amortization	1,515	1,230	5,515	4,833
Taxes other than income taxes	10,638	11,784	44,749	45,380

Total	101,958	96,929	401,171	386,483

Operating income	57,882	52,154	225,801	216,016

Other expense (income):
Interest expense, net	17,365	16,828	68,572	66,921
Allowance for funds used during construction	(642)	(835)	(3,674)	(2,953)
Gain on sale of other assets	(514)	(2,846)	(1,599)	(3,494)

Income before income taxes	41,673	39,007	162,502	155,542
Provision for income taxes	16,008	14,096	64,584	60,528

Net income	$25,665	$24,911	$97,918	$95,014

Net income	$25,665	$24,911	$97,918	$95,014
Other comprehensive income, net of tax:
Unrealized holding gain on investments	2	—	195	1,121
Reclassification adjustment for gains reported in net income	—	(1,315)	(209)	(1,315)

Comprehensive income	$25,667	$23,596	$97,904	$94,820

Net income per common share:
Basic	$0.19	$0.19	$0.73	$0.72
Diluted	$0.19	$0.19	$0.73	$0.71

Average common shares outstanding:
Basic	135,161	133,227	134,302	132,814

Diluted	135,586	133,993	134,705	133,602

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	December 31,	December 31,
	2008	2007

Net property, plant and equipment	$2,997,383	$2,792,794
Current assets	121,041	115,511
Regulatory assets and other assets	366,598	318,607

	$3,485,022	$3,226,912

Common stockholders’ equity	$1,058,446	$976,298
Long-term debt, excluding current portion	1,248,104	1,215,053
Current portion of long-term debt and loans payable	87,886	80,845
Other current liabilities	105,285	102,367
Deferred credits and other liabilities	985,301	852,349

	$3,485,022	$3,226,912